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                                                                     EXHIBIT 2.L


                             Dechert Price & Rhoads
                              1775 Eye Street, N.W.
                           Washington, D.C. 20006-2401




                                November 17, 1999



Kemper Municipal Income Trust
222 South Riverside Plaza
Chicago, IL  60606

Ladies and Gentlemen:

         We have acted as counsel to Kemper Municipal Income Trust (the "Fund") in connection with the Registration Statement of the Fund on Form N-2 (File Nos. 333-88637 and 811-05655) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), and the Investment Company Act of 1940, as amended, relating to the proposed issuance of 10,000 Series E Preferred Shares of the Fund (the "Series E Preferred Shares"). The Series E Preferred Shares are to be sold pursuant to an underwriting agreement to be entered into by the Fund and Salomon Smith Barney Inc., as principal underwriter (the "Underwriting Agreement").

         We have examined the Fund's Amended and Restated Agreement and Declaration of Trust and Amended and Restated Certificate of Designation with respect to the Series E Preferred Shares, and are familiar with the actions taken by the Fund's Trustees in connection with the issuance and the sale of the Series E Preferred Shares. We have also examined the form of underwriting agreement filed as an exhibit to the Registration Statement and such other documents and records as we have deemed necessary for the purpose of this opinion.

         For purposes of this opinion, we have assumed that the Underwriting Agreement in the form filed as an exhibit to the Registration Statement will have been duly executed and delivered by and on behalf of each of the parties thereto, and that the Fund or its agent receives consideration for the Series E Preferred Shares as set forth in the Registration Statement.

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Kemper Municipal Income Trust
November 17, 1999
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         Based on the foregoing, we are of the opinion that the issuance and the sale of the Series E Preferred Shares have been duly authorized and that when issued in accordance with the Underwriting Agreement, the Series E Preferred Shares will be validly issued and fully paid and nonassessable by the Fund.

         We consent to the filing of this opinion with and as part of the Registration Statement and to the use of our name in such Registration Statement and in the related Prospectus under the caption "Legal Matters."

                                                  Very truly yours,



                                                  /s/ Dechert Price & Rhoads